Exhibit 99.1

For Immediate Release	Contacts:	News Media Alan Hilowitz 310-252-6397 Press@mattel.com	Securities Analysts Drew Vollero 310-252-2703 Drew.Vollero@mattel.com

STATEMENT REGARDING NINTH CIRCUIT COURT OF APPEALS RECENT DECISION

EL SEGUNDO, Calif., January 24, 2013 – We are pleased that the Ninth Circuit Court of Appeals agreed with Mattel that the verdict and damages on MGA’s toy fair claims must be reversed, and the claims must be dismissed by the District Court. The Ninth Circuit’s decision vacates the district court’s judgment awarding MGA approximately $172 million, consisting primarily of compensatory and punitive damages, for the claims MGA made arising out of conduct at toy fairs. Consistent with the Court’s affirmance of the award of fees and costs against Mattel arising out of the separate copyright claims, Mattel has taken a reserve of $137.8 million with respect to the fourth quarter of 2012 to cover these fees and costs.

While MGA can in theory bring a new lawsuit based on its toy fair claims, we are confident that such a lawsuit will be barred by the statute of limitations. We look forward to the speedy and final resolution of this dispute, and will continue to focus our efforts on successfully competing in the marketplace.

About Mattel

Mattel, Inc. (NASDAQ:MAT) (www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Thomas & Friends®, Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2012, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the sixth year in a row. Mattel also is ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 28,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are Creating the Future of Play. Visit us at www.mattel.com, www.facebook.com/mattel or www.twitter.com/mattel

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